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                                  EXHIBIT 10.2

                                    AGREEMENT

     THIS AGREEMENT is made to be effective this day of August 11, 2005, by and between R.G. BARRY CORPORATION, an Ohio corporation with its principal executive offices at 13405 Yarmouth Road, N.W., Pickerington, Ohio (the "Company"), and FLORENCE ZACKS MELTON, whose principal residence address is ___________________, Columbus, Ohio ("Mrs. Melton").

                                   WITNESSETH:

     WHEREAS, the Company and Mrs. Melton are parties to an Agreement dated February 7, 1952, as amended by an Agreement of Amendment dated September 18, 1961, a Second Amendment dated April 15, 1968, and a Third Amendment dated October 31, 2000 (together, the "Royalty Agreement") pursuant to which Mrs. Melton has granted to the Company the exclusive right to utilize product designs owned by her, including designs created by her after the original date of the Royalty Agreement, in exchange for the Company's agreement to pay to Mrs. Melton royalties on its sale of products based on Mrs. Melton's designs; and

     WHEREAS, pursuant to the Royalty Agreement, Mrs. Melton has also granted to the Company the option to purchase and acquire her ownership interest in her product designs and patent rights, if any, upon the occurrence of her death or a change of control of the Company; and

     WHEREAS, pursuant to the Royalty Agreement, the Company has granted to Mrs. Melton and her assigns and estate, the right to require the Company to purchase and acquire her product designs and patent rights, if any, on the occurrence of a change of control of the Company; and

     WHEREAS, on the terms and conditions set forth below, the Company desires to purchase from Mrs. Melton and Mrs. Melton desires to sell to the Company all of her product designs and patent rights, and to terminate the Royalty Agreement, effective immediately;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Purchase and Sale of Rights. Mrs. Melton hereby sells, assigns, transfers and conveys to the Company, and the Company hereby purchases from Mrs. Melton, all of Mrs. Melton's right, title and interest in and to the following (the "Property"): (i) all slippers and other footwear products or components or designs thereof that have been designed, created or conceptualized by Mrs. Melton, either alone or with others, including all product designs, constructions, inventions, know-how and rights related thereto, (ii) all other items, products, designs and constructions created, designed or conceptualized by Mrs. Melton which have been sold or offered for sale by the Company or which have been presented to the Company for possible sale by the Company, and (iii) all patents and patent rights and any other intellectual property of Mrs. Melton which relate to slippers or other footwear products. The Property includes, without limitation, the product designs described on Annex A to this Agreement and the patent rights described on Annex B to this Agreement. Mrs. Melton agrees that she will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with the Company's use of the Property. Mrs. Melton also agrees that she will execute and deliver to the Company, upon the Company's request, such further assignments and other instruments as the Company determines are desirable in order to reflect the Company's exclusive ownership rights in and to the Property and/or the transfer by Mrs. Melton of her ownership rights in the Property to the Company including, without limitation, any and all patent assignment documents prescribed by the federal government.
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     2. Purchase Price for the Property.

     (a) Purchase Price. In consideration of (1) the sale and transfer by Mrs. Melton to the Company of the Property, (2) the Covenant Not to Compete provided for in Section 4 below and (3) the Release of Claims provided for in Section 5 below, the Company agrees to pay to Mrs. Melton the sum of Six Hundred Thousand Dollars ($600,000), payable in twenty-four (24) quarterly payments of Twenty-Five Thousand Dollars ($25,000) each, commencing on the date of this Agreement and continuing on the last business day of each and every October, January, April and July ("Quarterly Payment Dates") until the last business day in April 2011, on which date the final payment shall be due and owing. In the event of the death of Mrs. Melton prior to the time that all payments owing under the first sentence of this Section 2 have been made, the Company shall pay to the then acting trustee of the Florence Zacks Melton Trust dated November 9, 1997, as restated in its entirety on September 27, 2000, and as amended (or to such other designee as may be provided to the Company in writing by Mrs. Melton prior to her death), the remaining quarterly payments as provided under this
Section 2 as such payments become due and payable. In the event of a Change of Control (as defined below) of the Company prior to the time that all payments owing under this Section 2 have been made in full, the time for payment of all remaining amounts then owing under this Section 2 shall be accelerated and the Company shall pay all such amounts to Mrs. Melton, or if she is then deceased, to the then acting trustee of the Florence Zacks Melton Trust dated November 9, 1997, as restated in its entirety on September 27, 2000, and as amended (or to such to other designee as may be provided to the Company in writing by Mrs. Melton prior to her death), within ten (10) days following the occurrence of the Change of Control.

     (b) Definition of a Change of Control. For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if (i) any individual or entity or group of related individuals or entities (an "Acquiring Person"), shall hereafter acquire (or disclose the previous acquisition of) beneficial ownership of common shares of the Company which results in the Acquiring Person possessing more than a majority of the total voting power of the Company's outstanding common shares; or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the individuals who were directors of the Company immediately before the completion of such transaction shall cease to constitute a majority of the Board of Directors of the Company.

     3. Representations and Warranties of Mrs. Melton. In order to induce the Company to purchase the Property and make the payments provided for in Section 2 above, Mrs. Melton hereby represents and warrants to the Company as follows:

     (a) She is the sole owner of the Property and has good and transferable title to the Property free and clear of any and all agreements (other than with the Company), liens, charges, encumbrances, security agreements, options and adverse claims or rights. She has not conveyed to anyone any interest in or to the Property, and no other person or entity holds any interest in the Property.

     (b) She has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Company the Property. Upon execution of this Agreement, the Company will acquire from Mrs. Melton good and marketable title to the Property, free and clear of any and all agreements, liens, charges, encumbrances, security agreements, options and adverse claims or rights.

     (c) She is not a party to or bound by any agreement which would prevent, prohibit, condition or limit the execution of delivery of this Agreement or the transfer, conveyance and sale of the Property to the Company pursuant hereto.

     (d) Other than the Property, Mrs. Melton does not own or have rights in and to any property that would fall within the descriptions set forth in clauses
(i), (ii) and (iii) of Section 1 of this Agreement.

     (e) No authorization, consent or approval of any third party is necessary for the transfer of the Property by Mrs. Melton to the Company.
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     4. Covenant Not to Compete.

     (a) During the period that payments are owing to Mrs. Melton pursuant to this Agreement and for a period of one year thereafter, Mrs. Melton will not, directly or indirectly, individually or on behalf of another person or entity, engage or be interested in (whether as owner, stockholder, partner, consultant, agent, designer or otherwise) any business, activity or enterprise which is then competitive with the Company Business (as defined below) in any region of the United States. Mrs. Melton's ownership of less than 1% of any class of stock in a publicly-traded corporation shall not be deemed a breach of this Section 4. For purposes of this Agreement, the term "Company Business" means the business of designing, sourcing and selling slippers and other comfort footwear products.

     (b) If at any time following the date of this Agreement, Mrs. Melton develops new product designs or other creations that would have constituted Property if in existence on the date of this Agreement ("New Property"), the Company shall have a royalty-free, permanent license to use such designs or creations. Mrs. Melton will notify the Company of the development of any New Property.

     (c) Mrs. Melton acknowledges that a violation of this Section 4 would cause irreparable harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, Mrs. Melton agrees that, in addition to any other relief afforded by law or this Agreement, and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions.

     5. Release of Claims. In consideration of the Company's agreement to purchase the Property and to make the payments provided for in Section 2 above, Mrs. Melton, on her own behalf and on behalf of her executors, legal representatives, administrators, successors, heirs, assigns, distributees and legatees (together, the "Releasing Parties"), does hereby release, acquit and forever discharge the Company and its subsidiaries (and all of their predecessors and all former subsidiaries) and each of their current and former respective officers, directors, employees, representatives, attorneys and affiliates (each, a "released party") of and from any and all past, present and future claims, demands, obligations, actions, causes of action, rights, damages, costs, expenses, attorneys' fees and obligations for compensation of any nature whatsoever, including, without limitation, claims for unpaid royalties under the Royalty Agreement, whether based on tort, contract or any other theory of recovery, and whether for compensatory or punitive damages which Mrs. Melton (or any of the other Releasing Parties) now has, or which may hereafter accrue or otherwise be acquired, but excluding claims arising under this Agreement. This full release includes, without limitation, any and all known or unknown claims for injury or damage to Mrs. Melton which have resulted or may result from any alleged acts or omissions of each released party, it being intended to release all claims of any kind which Mrs. Melton might have against those hereby released because of any matter or any thing which ever happened from the beginning of the world up to the time this full release is executed, known or unknown, whether asserted at this time or not, and it constitutes a fully binding and complete settlement and release of disputed claims between Mrs. Melton and the released party.

     It is further understood and agreed that this full release is a general release, and that Mrs. Melton expressly waives and assumes the risk of any and all claims for financial injuries or damages which exist as of the date hereof but of which she does not know or suspect to exist whether through ignorance, oversight, error or negligence or otherwise and which, if known, would affect Mrs. Melton's decision to enter into this full release.

     Mrs. Melton further expressly warrants, represents, covenants and agrees in consideration of the recitals and payments set forth above that:

     (a) No other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this full release.
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     (b) Before executing this full release, Mrs. Melton has fully informed herself of its terms, content, conditions and effects, and Mrs. Melton has been similarly informed by legal counsel of its terms, contents, conditions and effects.

     Notwithstanding any of the foregoing, the parties hereto agree that this release shall not operate so as to impair or affect the obligations of the parties undertaken by or pursuant to this Agreement.

     6. Termination of Royalty Agreement. Effective upon the execution of this Agreement, the Royalty Agreement is hereby terminated. Both the Company and Mrs. Melton hereby release any and all rights and claims against the other arising out of the Royalty Agreement.

     7. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations between the parties, written or oral, which may have related to the subject matter hereof in any way.

     8. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

     9. Applicable Law. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF OHIO.

     10. Successors, Etc. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. This Agreement shall inure to the benefit of and be binding upon Mrs. Melton and Mrs. Melton's heirs, legatees, personal representatives, administrators, executors, and assigns.

     11. Validity of the Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        R.G. BARRY CORPORATION


                                        By /s/ Thomas Von Lehman
                                           -------------------------------------
                                           Thomas Von Lehman, President and CEO


                                           /s/ Florence Zacks Melton
                                           -------------------------------------
                                           Florence Zacks Melton